Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Aspen Technology, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-128423, 333-169657, 333-215818, and 333-228978) on Form S-8 of Aspen Technology, Inc. (the Company) of our reports dated December 9, 2020, with respect to the consolidated balance sheets of Aspen Technology, Inc. as of June 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes and financial statement Schedule II-Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2020, which reports appear in the June 30, 2020 annual report on Form 10‑K of Aspen Technology, Inc.
As discussed in Note 3(o) to the consolidated financial statements, the Company has changed its method of accounting for leases as of July 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases.
Our report dated December 9, 2020, on the effectiveness of internal control over financial reporting as of June 30, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified:
The Company did not effectively design process level control activities over the accuracy of the retrospective restatement of revenue and related contract balances recorded upon the adoption of ASC Topic 606, which also impacted the related deferred tax liabilities on the consolidated balance sheet. The control deficiencies identified resulted from an ineffective risk assessment and the lack of timely creation of relevant reporting tools and complete and accurate information used to support the functioning of internal control.
Consequently, there were control failures in the areas of revenue and contract asset balances, which also impacted the related deferred tax liabilities.

/s/ KPMG LLP

Boston, Massachusetts
December 9, 2020